Exhibit 21.1

Subsidiaries of Lightning Gaming, Inc. (“LGI”):

Name	State of Incorporation or Organization

Lightning Poker, Inc. (a wholly owned subsidiary of LGI)	Pennsylvania

Lightning Slot Machines, LLC ( a wholly owned subsidiary of LGI)	Nevada